UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 4, 2017

Buckeye Partners, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-9356	23-2432497
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Greenway Plaza Suite 600
Houston, Texas	77046
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 615-8600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01                                           Entry into a Material Definitive Agreement.

As previously disclosed in the Current Report on Form 8-K filed on October 24, 2016, Buckeye Partners, L.P. (the “Partnership”) entered into a share purchase agreement (the “SPA”), dated October 24, 2016, with VIP Terminals Finance B.V. (“VIP Finance”), pursuant to which the Partnership or one of its wholly owned subsidiaries would acquire 50% of the outstanding share capital of VIP Terminals Holding B.V. (“VIPTH”), which owns all of the outstanding share capital of VTTI B.V. (“VTTI”), for cash consideration of $1.15 billion (the “VTTI Transaction”).

On January 4, 2017 (the “Closing Date”), (i) the Partnership assigned all of its rights under the SPA to its wholly owned subsidiary, Buckeye North Sea Coöperatief U.A. (“BPL Co-op”), (ii) BPL Co-op and VIP Finance completed the VTTI Transaction and (iii) BPL Co-op and VIP Finance entered into a shareholders’ agreement (the “SHA”) governing their respective rights with respect to their equity interests in VIPTH and the governance and operation of VIPTH and its subsidiaries (collectively, the “VTTI Entities”). BPL Co-op and VIP Finance are sometimes referred to in this Item 1.01 as the “Shareholders.”

Management. Pursuant to the SHA, each of the Shareholders has the right to appoint one director to the management board of VIPTH and two directors to the supervisory board of VTTI (the “VTTI Supervisory Board”). Each member of the VTTI Supervisory Board will also be appointed to the board of VTTI Energy Partners GP LLC, the general partner of VTTI Energy Partners LP, and the Shareholders each have the right to designate one additional independent director, and jointly designate a third independent director, to that board. Decisions with respect to the operation of the VTTI Entities are generally made by majority approval of the VTTI Supervisory Board; however, certain specified matters require the approval of both Shareholders, including, without limitation, (i) the approval of an annual budget and business plan, (ii) the adoption or amendment of a dividend distribution policy by a VTTI Entity and (iii) the approval of certain asset acquisitions, sales or dropdowns or the incurrence of unbudgeted debt or capital expenditures in excess of specified dollar thresholds.

Funding; Distributions. The Shareholders generally are not subject to future funding commitments with respect to their respective investments in VIPTH, except that each Shareholder has committed to provide up to $50 million, on a revolving basis, in debt financing under certain circumstances, including, without limitation, in response to emergencies, to fund underfunded projects previously approved, to the extent such approval is required, by the Shareholders or the VTTI Supervisory Board, to avoid a default by a VTTI Entity under a material contract or applicable law and otherwise as required to avoid a material adverse impact on the business of the VTTI Entities. The Shareholders will fund any approved equity capital calls, and share in distributions from VTTI and its subsidiaries, on a pro rata basis.

Non-Competition; Transfer Restrictions. Under the SHA, the Shareholders have agreed to certain restrictions on their and their affiliates’ ability to engage in businesses that compete with the business of the VTTI Entities, subject to specified exceptions. The Shareholders have also agreed to certain restrictions on the transfer of their respective interests in VIPTH, including a lock-up on any transfer of shares to a non-affiliate until the fifth anniversary of the Closing Date.

The SHA provides for an indefinite term and will continue in force and effect unless and until the Shareholders agree to terminate the SHA or, with respect to any Shareholder, until the date such Shareholder ceases to hold any shares in VIPTH.

The disclosure contained in this Item 1.01 does not purport to be a complete description of the SHA and is qualified in its entirety by reference to the SHA, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 2.01                                           Completion of Acquisition or Disposition of Assets.

The disclosure set forth under Item 1.01 above regarding the completion of the VTTI Transaction is incorporated in this Item 2.01 by reference.

Item 7.01                                           Regulation FD Disclosure.

On the Closing Date, Buckeye issued a press release announcing the completion of the VTTI Transaction, a copy of which is filed as Exhibit 99.1 hereto.

The information furnished pursuant to this Item 7.01 (including Exhibit 99.1) shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, and is not incorporated by reference into any filing of the Partnership.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit Number	Description
10.1	Shareholders’ Agreement, dated as of January 4, 2017, by and among VIP Terminals Finance B.V., Buckeye North Sea Coöperatief U.A. and VIP Terminals Holding B.V.
99.1	Press Release, issued January 4, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUCKEYE PARTNERS, L.P.

By:	Buckeye GP LLC,
its General Partner

By:	/s/ Todd J. Russo
Todd J. Russo
Senior Vice President, General Counsel and Secretary

Dated: January 4, 2017

Exhibit Index

Exhibit Number	Description
10.1	Shareholders’ Agreement, dated as of January 4, 2017, by and among VIP Terminals Finance B.V., Buckeye North Sea Coöperatief U.A. and VIP Terminals Holding B.V.
99.1	Press Release, issued January 4, 2017